UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 31, 2018
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 4, 5, 6, 7, 8, 9, 12, 13, 17 and 18, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our belief that we are well positioned to handle business no matter the country of manufacture, our ability to attract and recruit necessary talent, our assessment of peak seasonality, expectations regarding pricing, capacity, and margins, our ability to innovate, assess and implement forward-looking opportunities and technologies, expectations for buy and sell rates, carrier actions with regard to supply and demand, our ability to perform in a complex regulatory environment, expectations for the adoption of blockchain technology, and our effective tax rate guidance for 2018.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 10, 2018

1.
We realize that the tariffs could slow global trade and that would be a headwind for EXPD. However, with seemingly not many shippers having adapted their supply chains yet what types of opportunities exist for EXPD to grow their business in 2H 18?

One thing that we do know is that we don’t know what will happen with tariffs. If trade compromises cannot be resolved and tariffs increase, it is possible that shippers will look for lower-total-cost locations to manufacture their products. These types of changes take time, as infrastructure, manufacturing facilities, and skilled labor will not materialize overnight. For these reasons, we believe manufacturing will continue in current locations for now.

Over a period of time, shippers will evaluate the impact of tariff rates and then begin to look at new manufacturing locations to understand whether the increase in tariffs justifies a manufacturing location change. We suspect that shippers will evaluate the total cost to land goods (freight costs, duty rates, etc.), the potential quality issues of working with new suppliers, and a host of other concerns. Based on this, they will then decide where to manufacture.

From Expeditors’ point of view, we believe we are in a good position to handle business in its current country of manufacture or in any new country that may be chosen. Our network is global in scope and our services are consistent from office to office. Further, we believe that shippers are not likely to want to add more complexity to an already difficult process of moving from one manufacturing location to another by also bringing on a new logistics supplier.

In short, we believe international trade will continue regardless of what happens with tariff rate increases. The likely impact, if any, would be that products will be manufactured in different locations than they are today.

2.	Can you provide more color on the drop in Ocean net revenues?

The ocean segment consists of three basic services: ocean freight consolidation, direct ocean forwarding, and order management. While ocean freight consolidation net revenues were down 5% on a 1% increase in volumes, the 5% decline was more than offset by strong performance in ocean forwarding and order management services. Taking all three services together, ocean segment net revenues increased 2%.

The decline in ocean freight consolidation net revenues was due primarily to a 7% decrease in net revenue per container, partially offset by the 1% growth in volume. Our average overall sell rates declined at a quicker pace than the decrease in our average overall buy rates due to competitive market conditions.

3.	How tight is the current air freight market (please break out regions)?

Year-over-year industry global demand growth continues at a pace above 4%, on top of growth from last year. Though overall capacity growth appears to be exceeding demand, keep in mind that capacity growth has been with passenger aircraft and, in many cases, not within traditional high-demand cargo trade lanes. Freighter capacity remains tight, in particular with exports out of Asia to Europe and to the U.S.

4.	What should we expect from headcount going forward at your different divisions?

While our practice is to not provide specific guidance, we will say that we intend to continue to invest in people, facilities and technology to meet our customer service expectations and enhance our operating efficiencies. But even as we invest for growth, we intend to remain deliberate in how we commit resources. In our May 2018 Q&A 8-K, we noted that the headcount we are adding has tracked fairly closely with the additional volume that we have gained, and that more than 80% of the increase in headcount has been invested in branch operations. That is still the case, with each branch given fairly broad autonomy to hire according to current and projected level of customer demand, and incentivized only to hire for profitable growth. Because each branch is responsible for its own P&L, it is a check against excessive investment just as much as each branch is incentivized to add staff according to its ability to keep and win profitable business.

5.	We have heard several transportation companies reference an expected strong peak season. Can you provide color on what you expect to see on the demand side in your segments for 3Q and 4Q?

We avoid making forward-looking comments on expected market demand. However, in our year-ago Q2’17 Q&A we noted that we have not seen a true peak season for a number of years and instead have seen short periods of high demand, typically associated with new product launches and other market anomalies. We believe that still holds true. In addition, the marketplace seems to have shifted to a new paradigm focused on pricing and managed capacity, with greater rate volatility.

6.	Is the 31-34% prior guidance for your tax rate still good to use for 2H ’18?

We continue to expect our effective tax rate for the second half of 2018 to be between 31% and 34% of pretax earnings. While we might not be surprised if it ends up at the lower end of that range, the impact of the 2017 Tax Act on our effective tax rate in future periods will largely depend on the mix of pretax earnings that are generated in our U.S. and in our foreign operations, the impact of discretionary items such as stock option exercises, as well as further interpretation of and guidance to be issued on the new tax law.

7.
Airfreight net revenue margins fell ~380bps sequentially from 1Q to 2Q, which was well below the 10-year average of a ~120bps decline, and looks roughly inline with the weakest 1Q to 2Q trend in over 20 years. I realize you saw better-than-typical Q/Q gross revenue growth in air this quarter, but last year had similar gross revenue growth with lesser net revenue margin compression.

a.	What drove this sub-seasonal gross margin trend in air during 2Q? How did gross margin in air track within the quarter?

Each year is different and the past two years have been much different than the prior 10 years, with rates moving at a very rapid pace. We have not seen capacity and demand strained as they were over the past two years, and that is certainly not the case over the past 10 years. Our margins will move up and down, and the pace at which the carriers can change rates due to demand will continue to have an impact on our margins. We see nothing that concerns us with respect to historical margins and changes.

b.	Has Expeditors made changes to alleviate air margin pressure? If so, what changes have you made, and what impact have they had?

We will manage margins in the same way that we always have, and that involves trying to closely match increases in buy rates with sell rates. Of course there is much more to it, but, in general we are confident in our approach and will keep doing what we are doing.

8.	It’s been roughly 19 months since you named Phil Coughlin Chief Strategy Officer and announced his strategy group.

a.	How has his team’s work impacted Expeditors’ strategy so far?

Phil’s team has two responsibilities when it comes to strategy. The first is managing our core strategy and, as you have seen with our recent results, those efforts appear to be paying off. We’ve grown in Europe as planned, and we have also significantly increased our growth of China import business (grounded in brokerage services). At the same time, we have continued to execute well on our plans to build upon and grow our U.S. business.

The second area of focus is on forward-looking opportunities. The team has spent a significant amount of time understanding the market, assessing new entrants, and engaging with our customers to understand their needs. They are in the process of compiling that information into thoughts on forward-looking business opportunities. Of course, you will not hear much about these items as we are not going to provide our plans to our competitors.

b.	How will the company Expeditors investors hold over the next 2-3 years look different than the company they’ve grown to know under Peter’s and Jeff’s and leadership over the last couple of decades?

One of the things that makes Expeditors great is the tenure of our employees. Our employees understand what it took to get us where we are today and they appreciate the model that we have used to grow our business. Our employees, shareholders, and other stakeholders have all benefited from those decisions and we are not likely to stray unless there is good cause and sound proof that change will result in better long-term results.

That is not to say that changes will not happen with new leadership over the coming decades. Just as Jeff has “tweaked” things under his leadership, we would expect his eventual successor to do the same. Constant change is important, but it must be grounded in building solid long-term gains rather than a short-term wins.

The company exists for the benefit of shareholders, employees, customers, suppliers, and the communities in which Expeditors operates, and every decision made must take into account all of these stakeholders. This is the single belief that we do not expect to change.

c.	More broadly, what gets you and the board most excited about Expeditors’ business prospects over the next few years? What are your biggest concerns?

We believe that logistics and a company's supply chain are becoming more and more important to every organization and that it is beginning to be valued in the way it should be. Too often companies are focused on the design and build of their products, and logistics and supply chain are an after-thought.

We believe this bodes well for a company like Expeditors that is a full-service logistics enterprise with global coverage. We believe our track record of customer service, reliability, compliance, and innovation puts us in a good position to continue to be successful in the marketplace.

At the same time, we are excited about new technological opportunities. We’ve always valued and used technology to our advantage and we will continue to do so in the future.

Regarding concerns we may have, we think a lot about our ability to keep doing what we are doing in our special way. It requires us to hire talented people, instill in them the Expeditors’ culture, and provide the on-going training and career growth opportunities. We believe our model is a time-tested one and that it will continue to drive success in the future. We also believe the key to ongoing success will be small evolutions in our model rather than a revolution. The good news is that we believe this is all within our control.

9.
Adjusting for the accounting change (+$50mm to revenues and operating expenses), margins in Customs Brokerage and Other Services seemed to have declined roughly 230 - 240 basis points for both the three and six month periods ended June 30.

a.	Can you provide additional color related to this change?

We are very pleased with the operating results of each of the products in this segment. The overall margin in this segment has declined over the last several quarters primarily because of product mix. In the most recent quarter, Transcon and Warehouse and Distribution grew at faster pace than did Customs Brokerage, which historically has had higher margins than the other two services.

b.	Is this related to geographic or product mix?

It is primarily related to product mix.

c.	Is competition effecting the margin?

Competitors are always impacting our margin, sometimes in a bad way and sometimes in a good way. With regards to Customs Brokerage and other Services, the answer is no, the margin is being primarily impacted by product mix.

d.
Also, as a related question, why are net revenues the best way to view this segment? It does not seem to have the same revenue and operating expense dynamics that the Air and Ocean segments do (with respect to buy and sell rates).

We believe net revenue is the best way to view this segment, and our internal District operating reports rely heavily on this measurement for each of our products. Net revenue measures our ability to manage sell rates in relation to the direct costs associated with the service provided. When setting sell rates, we consider all direct costs along with labor, facility, and other indirect costs. Operating income as a percentage of net revenue is also important, as it measures our efficiency in operations and controlling costs.

10.
The "Other" category of Operating Expenses increased 84.5% during the period (from $24.7mm to $45.6mm). Adjusting for the legal recovery and tax contingency resolution these expenses were up 17.8% for the quarter.

a.	Can you provide any additional color as to the nature of the increase?

As you correctly point out, our second quarter of 2017 results include the recovery of certain legal and related costs totaling $8 million and had a favorable resolution of an indirect tax contingency of $6 million. The increase in expenses was also primarily due to technology-related fees, partially offset by lower consulting costs.

b.	More generally what is included on a routine basis in the "Other" category?

“Other” is all the other costs incurred in our operations that are not specifically identified on our Statement of Earnings. Some of these items are software maintenance and licenses, communication and network costs, equipment maintenance and supplies, warehouse operating costs, legal and finance expenses, consulting fees, bad debt expense, and indirect taxes and business licenses.

11.
We’ve recently witnessed accelerating growth in Europe. Can you please talk about what’s new and helping to drive the strong performance? Is the performance partially being driven as a result of the strategic plan?

Europe has performed well in recent periods as a result of an increased focus on Europe as one of our key strategic initiatives. Our team has done a very good job of building relationships with European-based companies and service providers, and, as a result, we are seeing more opportunities in the region. Over the past several years, we have made investments in our people, technology, gateway network, and facilities. We have also benefited from positive changes in exchange rates compared to last year.

12.
Could you please talk about the strength in airfreight margins over the prior couple quarters even though the pricing environment has been strong? Should we be thinking further margin improvement could be challenged while rates continue to be strong?

Historically, when space is tight, rates tend to move up and margins decline. The margin strength we have experienced in recent quarters reflects our successful efforts to bring pricing in sync with market conditions, as our approach has always been to responsibly grow our business by working with customers who appreciate and demand high quality services and are willing to pay market rates. But rates are not the only variable that determines margins. Our ability to consolidate cargo and our mix of volumetric and dense (heavy) cargo plays a significant role in driving margin performance. That said, it can be misleading to speak too generally about rates, since rates tend to vary significantly by lane, depending on market conditions. Most airfreight moves in the bellies of passenger aircraft, which are routed according to passenger demand, and passenger demand by lane does not always align with cargo demand.

13.
In ocean, you attributed net revenue declines to “carriers [taking] steps to mitigate the impact of volatile pricing, excess capacity, and higher fuel costs.” In the forward‐looking ocean commentary in your 10‐Q, you said you “expect pricing volatility will continue as customers solicit bids, react to governmental trade policies, and carriers adapt to changes in capacity and market demand, merge or create alliances with other carriers. These conditions could result in lower margins.”

a.	How has carrier consolidation and capacity coordination via alliances changed the ocean freight forwarding business?

Since there are fewer global carriers and one less alliance today than there were last year, we believe the carriers are able to react more quickly to market conditions to manage their overall supply. One of the biggest challenges in the industry is balancing supply and demand. With fewer carriers servicing each trade, they have greater visibility to see overall shipping demand. If the market is slow, the carriers are able to pull capacity out of the market faster. On the other hand, we believe that fewer entities controlling more of the world’s shipping capacity will drive stronger carrier relationships with large forwarders like Expeditors, versus the smaller forwarders. In addition, some volatility can also improve margins. Depending on the direction of the volatility in which rates are going up and/or down quickly, tighter capacity can also translate into large shippers using more NVOs such as Expeditors as part of their carrier strategy.

b.
Your ocean volume growth of 1% in 2Q was a few points below most estimates of the market and further below the volume growth of some of your large global forwarding peers. Are your 2Q volumes a function of how challenging it is to grow profitably in ocean today? Or is something more temporary driving volume growth below the market?

Our focus has always been around handling profitable business, and we don’t believe in growing our ocean volumes by sacrificing profits. As noted in response to a previous question above, the decline in ocean freight consolidation net revenues was due primarily to a 7% decrease in net revenue per container, partially offset by the 1% growth in volume. Our average overall sell rates declined at a quicker pace than the decrease in our average overall buy rates due to competitive market conditions.

c.	What are the greatest sources of ocean gross margin pressure today? Do you see these as cyclical or structural?

We think it is cyclical. Similar to last year, the market has been volatile in terms of rates. We believe this is the new normal in the ocean market and expect to see similar behavior in the future as carriers attempt to manage their capacity. Rate increases are happening more frequently, and our ability to pass on these increases in a timely manner is the key to maintaining our gross margins.

d.	Do the changes in the global container carrier landscape over the last few years create any opportunities for Expeditors that could potentially offset the challenges you’ve discussed?

As mentioned above, with fewer carriers handling global trade, our size is important. Carriers want to partner with us because we provide global support and volume that is valuable to them. In return, our carrier partners provide capacity that we need at market competitive rates.

14.	You’ve consistently generated better net revenue margins than your large European competitors in both air and ocean, and that spread seems to have widened in your favor recently.

a.	Are there structural differences in U.S. centric vs. Europe centric freight forwarding businesses that explain your consistent net revenue margin outperformance vs. other publicly traded peers?

We believe there are structural differences between how we operate, as a U.S.-based company, compared to others. Our history has been to grow organically rather than through acquisition, which has allowed us to operate with uniform processes and systems worldwide.

b.	Or is this more a function of your strategy toward managing the business (e.g. customer mix, revenue quality)?

Yes, we believe our strategies for managing our operations, compensating our employees, designing technology and winning business are very different and have been drivers of our success.

15.
We’re looking for some additional context to 2Q18’s 5% year-over-year decline in ocean freight net revenues. The driver of the decline appears to be yield, as volumes were +1% yoy. Yet published ocean container data, whether it is aggregate data or specific to US West Coast, appeared to be flat/down year-over-year during 2Q18. What was the driver of the yield pressure? Was incremental sequential increases and volatility (as noted in the release and 10-Q) in OF rates (which appeared to be modest, but there was some evidence of firming in the data and anecdotally), or does it reflect increased competitiveness in forwarding industry dynamics?

Margins were primarily impacted during the quarter by competitive market pressure to lower our sell rates at the same time that carriers were motivated to increase their buy rates to stem recent losses and offset higher fuel costs.

16.
On the airfreight side, what is the driver of the strength in North American volume growth (+11% yoy)? Is it driven by any particular lane (inbound or outbound trans-continental, or intra-continental)? Is it market growth or share gains?

The increase was driven primarily by higher sell rates, in addition to increased volumes, as noted in our 10-Q for the period. The 11% tonnage increase is primarily exports out of North America.

17.
On the topic of tariffs, it seems EXPD was a net beneficiary of falling trade barriers/increased trade openness from the early 1980s through the 2000s decades. If trade barriers now begin to rise amid global protectionism, does EXPD therefore suffer? Or are there potential offsets? And if there are offsets, what may they be?

Our view is that the world of cross-border trade has become more, not less, complex and we have always done well in times of increased complexity and regulation. Our customers value our global culture of compliance and our ability to move their cargo through an increasingly complex regulatory environment. We believe our global network and experienced team is well positioned to help our customers navigate ever-changing regulations, which will present both near- and long-term advantages for us and our customers.

18.
On the topic of blockchain, how do you view its impact to the logistics industry? Is the technology expected to be evolutionary and gradual, or is there the potential/likelihood for a “killer app” to be developed that accelerates the industry’s adoption of blockchain into the supply chain?

Technology is a differentiator for Expeditors and we continually invest in it, enabling continuous improvement and innovation. We have previously commented that we view blockchain as one of many emerging technologies that may be a useful tool in our business. It is still too early to know how this technology could be integrated into or benefit our operations. We continue to monitor its development and applications and expect to be ready to implement blockchain where opportunities present themselves, regardless of the industry pace of adoption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 31, 2018	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

August 31, 2018	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer